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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                                CYTYC CORPORATION
-------------------------------------------------------------------------------

                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    232946103
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                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  232946103
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS
         PATRICOF & CO. VENTURES, INC. / 13-2647531
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) / /
                                                               (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         NEW YORK
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                       5       SOLE VOTING POWER
                               -0-
      NUMBER OF        ---------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY               -0-
      OWNED BY         ---------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING                -0-
       PERSON          ---------------------------------------------------------
         WITH          8       SHARED DISPOSITIVE POWER
                               -0-

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                           / /

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         -0-
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         C0
--------------------------------------------------------------------------------

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Item 1.           (a)      Name of Issuer:

                           CYTYC CORPORATION

                  (b) Address of Issuer's Principal Executive Offices or, if none, Residence:

                           88 SWANSON ROAD, BOXBOROUGH, MA 01719

Item 2.           (a)      Name of Person Filing:

                           PATRICOF & CO. VENTURES, INC.

                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                           445 PARK AVENUE, NEW YORK, NY 10022

                  (c)      Citizenship:

                           NEW YORK

                  (d)      Title of Class of Securities:

                           COMMON STOCK

                  (e)      CUSIP Number:


                           232946103

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d) [ ] Investment Company registered under section 8 of the
                          Investment Company Act
                  (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)
                  (g) [ ] Parent Holding Company, in accordance with
                          13d-1(b)(ii)(G) (Note: See Item 7)


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                  (h) [ ] Group, in accordance with 13d-1(b)(1)(ii)(H)

Item 4.           Ownership:

                  (a) Amount Beneficially Owned:        -0-*

                  (b) Percent of Class:                  0%

                  (c) Number of Shares as to which such person has:

                      (i)   sole power to vote or direct the vote -      -0-

                      (ii)  shared power to vote or direct the vote -    -0-*

                      (iii) sole power to dispose or direct the disposition
                            of -   -0-

                      (iv)  shared power to dispose or direct the disposition
                            of -   -0-*

                           *SEE RIDER A ATTACHED

Item 5.           Ownership of Five Percent or Less of a Class:

                  THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF

                  SECURITIES.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group

                  NOT APPLICABLE

Item 9.           Notice of Dissolution of Group

                  NOT APPLICABLE


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Item 10.          Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  PATRICOF & CO. VENTURES, INC.


                                                  BY: /s/ Alan Patricof
                                                      --------------------
                                                      Alan Patricof
Dated:            January 28, 1998                    Co-Chairman



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                                     RIDER A

PATRICOF & CO. VENTURES, INC. ("PATRICOF") WAS DEEMED TO BE THE BENEFICIAL OWNER OF COMMON STOCK OWNED BY APA EXCELSIOR IV, A DELAWARE LIMITED PARTNERSHIP ("EXCELSIOR IV"), BY APA EXCELSIOR IV/OFFSHORE, L.P., A CAYMAN ISLANDS LIMITED PARTNERSHIP ("OFFSHORE") AND APA/FOSTIN PENNSYLVANIA VENTURE CAPITAL FUND, A PENNSYLVANIA LIMITED PARTNERSHIP ("APA/FOSTIN"). EACH OF SUCH ENTITIES IS MANAGED OR ADVISED BY PATRICOF AND, AS SUCH, PATRICOF WAS DEEMED TO HAVE SHARED VOTING AND DISPOSITIVE POWER WITH THE GENERAL PARTNERS OF APA EXCELSIOR IV, OFFSHORE AND APA/FOSTIN WITH RESPECT TO SHARES OF COMMON STOCK.